Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 7, 2006, with respect to the consolidated balance sheet of Grupo KCSM, S.A. de C.V. and subsidiaries (formerly known as Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. and subsidiaries) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the three months ended March 31, 2005 (“Predecessor”) and the nine months ended December 31, 2005 (“Successor”), incorporated by reference in the 1,494,469 shares of Kansas City Southern common stock prospectus incorporated in the amendment to Form S-1 registration statement to be filed under the Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the registration statement.
The audit report dated April 7, 2006 on the consolidated financial statements of Grupo KCSM, S.A. de C.V. (Grupo KCSM) contains an explanatory paragraph stating that due to the acquisition of control of Grupo KCSM by Kansas City Southern on April 1, 2005, the accompanying consolidated financial statements after March 31, 2005 (“Successor”) are presented on a different cost basis than for the periods before the change in control and therefore are not comparable to the consolidated financial statements for the years ended December 31, 2004 and 2003 (“Predecessor”). Grupo KCSM’s consolidated financial statements are separated between “Successor” and “Predecessor” periods to reflect Grupo KCSM’s results and financial position before and after the change in control.
KPMG Cárdenas Dosal, S.C.
Mario Fernández
Mexico City as of December 1, 2006